Exhibit A (xxi)

SUNAMERICA FOCUSED SERIES, INC.

ARTICLES OF AMENDMENT

SunAmerica Focused Series, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The charter of the Corporation is hereby amended so that (1) the name of the shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Corporation, classified and designated as "Focused Multi-Cap Growth Portfolio" shall be, and hereby is, changed to "Focused Growth Portfolio" and (2) the name of the shares of Common Stock classified and designated as "Focused Multi-Cap Value Portfolio" shall be, and hereby is, changed to "Focused Value Portfolio".

SECOND: The amendment set forth in these Articles of Amendment was approved by at least a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall be effective at      a.m. on November     , 2006.

FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 14th day of November, 2006.

ATTEST:

SUNAMERICA FOCUSED SERIES, INC.

By:
Gregory N. Bressler Secretary		Vincent Marra President